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                                                                   EXHIBIT 23.3

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and the related Prospectus of P&L Coal Holdings Corporation for the registration of 8 7/8% series B Senior Notes due 2008 and 9 5/8% series B Senior Subordinated Notes due 2008, and to the inclusion of our report dated July 9, 1998, with respect to the balance sheet of P&L Coal Holdings Corporation as of March 31, 1998, filed with the Securities and Exchange Commission.

St. Louis, MO                                   /s/ Ernst & Young LLP
September 30, 1998